Exhibit 10.7

NOTE: The information designated by a bracketed asterisk [*] has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

COMMERCIAL USE LICENSE AGREEMENT

between

AFFYMETRIX, INC.

and

NIMBLEGEN SYSTEMS INC.

dated

September 26, 2006

CONFIDENTIAL

COMMERCIAL USE LICENSE AGREEMENT

This Commercial Use License Agreement (the “Agreement”), effective as of September 26, 2006 (the “Effective Date”), is between Affymetrix, Inc., a Delaware corporation with offices located at 3420 Central Expressway, Santa Clara, California 95051, hereinafter referred to as “Affymetrix,” and NimbleGen Systems Inc., a Delaware corporation with offices located at One Science Court, Madison, Wisconsin 53711, hereinafter referred to as “NimbleGen.”

RECITALS

WHEREAS, NimbleGen desires to obtain a license to Affymetrix Patent Rights, and Affymetrix is willing to grant such rights on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

Capitalized terms used in this Agreement are as defined herein. Except as otherwise specifically stated, all references to “Section” or “Subsection” are to sections or subsections respectively of this Agreement, and references to a “Section” include subsections of the specified Section.

The following terms, as used herein, have the following meanings:

1.1 “Affiliate” means, with respect to a given party, any other entity directly or indirectly controlling, controlled by, or under common control with such party. For clarity and without limiting the foregoing, “Affiliate” with respect to a Party shall mean all present and future companies (other than the Party) whose outstanding stock carrying the right to vote for or appoint directors thereof is more than fifty percent (50%) owned or Controlled, directly or indirectly, by the Party but only so long as such ownership or control exists. The Parties acknowledge and agree that “Control(led)” or “Controlling” as used in this Agreement in the context of corporate governance means the power to direct (including through multiple corporate subsidiary tiers) day-to-day operations, management, and policies. Therefore, “Affiliates” of the Parties hereto includes those Affiliates where a Party has operational control of such Affiliate, but only for so long as such control exists.

1.2 “Affymetrix Patent Rights” means those patent rights arising from claims of all Affymetrix patents and patent applications filed as of the Effective Date as well as any inventions conceived as of the Effective Date, and of all continuations, continuations in part, divisions, reexaminations and reissues thereof, and of any corresponding foreign patents and patent applications claiming priority thereto, to the extent that such claims read on Licensed Products or Licensed Services in the Licensed Field.

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1.3 “Applied Genomics Use,” means all non-research uses other than a Diagnostic Use. Non-limiting examples of Applied Genomics Uses include forensic testing, paternity testing, agricultural/food testing, and non-human diagnostics and testing. For clarity, research aimed at developing or evaluating such uses is a Research Use and thus not an Applied Genomics Use.

1.4 “Approved Supplier” means an entity that makes Licensed Products for, and sells Licensed Products directly to, NimbleGen in furtherance of and in accordance with the “have-made” right of Section 2.1.1 under an agreement with NimbleGen requiring (i) that such have-made right is to be exercised solely by the employees of the Approved Supplier or an Affiliate of the Approved Supplier that it controls at the facilities of the Approved Supplier or such Affiliate and that such agreement may not be assigned or transferred to any other entity; and (ii) the Approved Supplier may not market or otherwise solicit orders for Licensed Products or Licensed Services from any entity except under license from Affymetrix, and may not accept orders for Licensed Products or Licensed Services from any entity except under license from Affymetrix. In the event that an Approved Supplier has violated any of the restrictions under (i) or (ii) of this Subsection 1.4, then NimbleGen shall suspend the limited have-made right granted in this Subsection 1.4 with respect to such Approved Supplier for a cure period of up to sixty (60) days, and failing such cure within such period, shall immediately terminate such have-made right with respect to such Approved Supplier. NimbleGen shall use commercially reasonable efforts to ascertain whether any such violation has occurred, such as including appropriate reporting and auditing requirements in its relevant contracts with Approved Suppliers. Affymetrix may also notify NimbleGen of any such violation of which Affymetrix is aware. Notwithstanding any other provision of this Agreement to the contrary, a Prohibited Entity may not be an Approved Supplier unless Affymetrix provides its prior written consent. For clarity, subject only to the exercise by NimbleGen of the have-made right specified herein with respect to Approved Suppliers, nothing in this Agreement shall be construed as a grant of a license or right under Affymetrix Patent Rights, express or implied, from Affymetrix directly or indirectly to an Approved Supplier, of any kind including (i) to make, use, offer for sale, or sell arrays, reagents, instruments, software, or any other product or composition of matter, (ii) to provide services, or (iii) to practice any method or process. Nothing in this Agreement shall be construed to provide Approved Suppliers with any such grants or rights as a third-party beneficiary or under any other theory of law or equity.

1.5 “Change of Control” means:

1.5.1 any voluntary or involuntary liquidation, dissolution or winding up of the affairs of NimbleGen; or

1.5.2 the sale of all or substantially all of NimbleGen’s assets; or

1.5.3 any sale or transfer of the outstanding shares of capital stock of NimbleGen or the merger or consolidation of NimbleGen with another person or entity (whether in a single transaction or in a coordinated series of transactions), as a result of which any Person (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act as in effect as of the Effective Date) acquires,

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directly or indirectly, beneficial ownership (determined in accordance with Exchange Act Rule 13d-3 as in effect as of the Effective Date) of more than 50% of the then outstanding shares of common stock of NimbleGen or voting securities representing more than 50% of the combined voting power of NimbleGen’s then outstanding voting securities entitled to vote generally in the election of directors (or other managing authority) of NimbleGen or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. For clarity and notwithstanding any term or implication herein to the contrary, no Change of Control under Subsection 1.5.2 or Subsection 1.5.3 shall be deemed to have occurred solely as the result of an acquisition by an entity of assets or outstanding voting securities of NimbleGen where the owners of such entity, following such acquisition, are substantially identical and hold substantially the same proportional ownership interest and voting control in and of such entity as that held by NimbleGen’s shareholders in and of NimbleGen immediately prior to such acquisition.

1.6 “Current Affiliates” means the following entities that are Affiliates of NimbleGen as of the Effective Date: NimbleGen Systems of Iceland, LLC, a Delaware limited liability company; and NimbleGen Systems GmbH, a German limited liability company.

1.7 “Database” means a collection of data derived from the use of Nucleic Acid Arrays that is transferred to one or more third parties for the purpose of generating revenue directly from the transfer of such Database, or contract services based on such collection of data. A “Database” does not include data that NimbleGen provides to an End User in the performance of a Licensed Service, and does not include software that enables the storage, manipulation, or analysis of data.

1.8 “Diagnostic Use” means use in a clinical diagnostic setting where data from an individual sample is given to such individual or the individual’s care giver for the diagnosis or treatment of a medical condition of an individual. For clarity and without limiting the foregoing, use for any of the following purposes constitutes a Diagnostic Use: (i) use in clinical trials (with the exception of clinical research performed in the development of diagnostic products); (ii) determining predisposition to a medical condition; (iii) screening (e.g., a pre-natal test for a medical condition of an individual); (iv) diagnosis (e.g., where a patient has presented with symptoms); (v) prognosis; (vi) therapy selection (e.g., to determine appropriate and safe levels of a prescribed therapeutic); or (vii) monitoring (e.g., to measure the efficacy of a therapeutic). Notwithstanding the foregoing, “Diagnostic Use” includes any use requiring clearance, approval, or registration with the FDA or any similar regulatory body including any EU Notified Body.

1.9 “Distributor” means a distributor, reseller, or other form of dealer who resells Licensed Products and/or Licensed Services for or on behalf of NimbleGen without making any further modification to the package or branding of the Licensed Product or Licensed Service provided by NimbleGen to Distributor. However, any such entity, or any other entity, is not a Distributor for purposes of this Agreement, and NimbleGen is not licensed to sell to End Users through such an entity under this Agreement, if at least one of the following (i) through (iv) applies: (i) such entity is a Prohibited Entity; (ii) such entity promotes, distributes, sells, resells, leases, offers for sale, offers for lease, or otherwise transfers or offers for transfer, any Licensed Product or Licensed Service

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(whether by itself or in any manner combined with a device, system, product, or service that is not a Licensed Product or Licensed Service) under its own name or mark, or under any names or marks other than that of NimbleGen (including by co-branding or by using its or a Third Party’s own name or mark on a device, system, product, or service that is combined with any Licensed Product or Licensed Service where the sale, lease or transfer of such Licensed Product or Licensed Service is conditioned upon such combination); (iii) such entity adds value of substance or appearance to the Licensed Product or Licensed Service as, for example and without limitation, by adding, substituting, or altering packaging or documentation; or by combining or transferring a Licensed Product or Licensed Service with any other device, system, product, or service; or (iv) such entity undertakes research or development activities of its own with respect to Licensed Products or Licensed Services. For clarity, and notwithstanding any term or implication herein to the contrary, the affixing of a distributor’s identification and/or contact information on the packaging and/or labeling of a Licensed Product or Licensed Service shall not alone disqualify such distributor from being a Distributor hereunder so long as such Licensed Product or Licensed Service is clearly identifiable as being a product or service, respectively, originating from NimbleGen and not from such distributor. Notwithstanding any term or implication herein to the contrary, NimbleGen’s Japanese distributor, GeneFrontier Corporation, may be a Distributor for purposes hereof with respect to the following transactions or activities in Japan only, even if GeneFrontier Corporation (a) promotes, distributes, sells, resells, leases, offers for sale, offers for lease, or otherwise transfers or offers for transfer Licensed Products or Licensed Services under the name “Nandemo Array,” in Japan (b) combines or transfers Licensed Services with software that adds value to the Licensed Products or Licensed Services in Japan, and/or (c) conducts research activities with respect to Licensed Services in Japan, including in collaboration with others, for Japanese government-sponsored institutions. The allowances provided to GeneFrontier Corporation in the preceding sentence are personal to GeneFrontier Corporation (and do not, for example, extend to any Affiliate of GeneFrontier Corporation) and do not apply to, and may not be assumed by, any other entity by implication or otherwise. In the case that an existing Distributor falls within one of the limitations listed in this Subsection 1.9 at any time during the Term, a wind-down period of up to ninety (90) days shall be allowed during which time NimbleGen may, at its sole discretion, make other distribution arrangements or decide to discontinue the use of such Distributor for Licensed Products or Licensed Services.

1.10 “End User” means a third party that receives Licensed Products or Licensed Services within the Licensed Field. For clarity, an End User may include core laboratories or other analytical reference laboratories, or other types of service providers, that analyze biological samples and provide the results of those analyses to the person who supplied the biological samples for analysis.

1.11 “Feature” means a contiguous region of the substrate of a Nucleic Acid Array on which it is intended to impose the same chemical synthesis process.

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1.12 “Functionally Equivalent Device” means a computer-controlled device for mirror-modulated, light-directed synthesis.

1.13 “Licensed Field” means research use only. For clarity and without limiting the foregoing, the Licensed Field shall not include (i) sale, license, or other transfer of a Database, (ii) any Diagnostic Use, or (iii) any Applied Genomics Use.

1.14 “Licensed Products” means Nucleic Acid Arrays, Nucleic Acid Array Reagents and Assays, NimbleGen Instruments, and NimbleGen Software, all to the extent covered by a claim included within the Affymetrix Patent Rights. NimbleGen Array Makers are not included in Licensed Products.

1.15 “Licensed Services” means commercial services provided directly by NimbleGen or a Distributor to an End User for a fee or any other type of consideration, recognition, payment in kind, or quid pro quo arrangement, wherein NimbleGen uses Licensed Products to process a biological sample at its own facilities on behalf of the End User, and NimbleGen or a Distributor returns the results of the processing (i.e., data only) directly and solely to the End User.

1.16 “Maximum Annual Licensed Number of Features” means the number One Trillion, Six Hundred Billion (1.6 E12, or 1,600,000,000,000), or such greater number as may be determined in accordance with Subsection 5.2.

1.17 “Net Sales” means [*]. In the event Licensed Products or Licensed Services are sold, performed, or otherwise transferred in other than an arm’s-length transaction to an End User or Distributor with which NimbleGen has any agreement, understanding, or arrangement without which prices paid by such End User or third party would be higher than the gross amounts reported by NimbleGen, or if such agreement, understanding, or arrangement results in extending to such End User or third party lower prices for Licensed Products or Licensed Services than those charged to outside purchasers buying similar products or services under similar conditions, then, in any such event, the royalties to be paid hereunder in respect to such Licensed Products or Licensed Services shall be calculated on the greater of: (i) the gross amounts that would have been generated by the same transaction had NimbleGen sold such Licensed Products or Licensed Services to an outside purchaser in an arm’s-length transaction; or (ii) the gross amount at which such Licensed Products or Licensed Services are so resold (if

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applicable). Notwithstanding the foregoing, Net Sales to a Distributor shall be deemed to be royalty bearing at an amount no less than sixty percent (60%) of the average retail selling price charged by NimbleGen for the same or similar Licensed Products or Licensed Services in similar circumstances to End Users over the preceding twelve month period. It is the Parties’ intention in all transactions involving Licensed Products and Licensed Services that Affymetrix shall receive a royalty not less than that which would have been generated in an arm’s-length transaction. For the avoidance of doubt, NimbleGen shall at all times act in good faith (including the use of generally accepted accounting principles, consistently applied) and NimbleGen shall not intentionally or knowingly inappropriately or inaccurately apportion amounts invoiced or received for the purpose or effect of circumventing or depriving Affymetrix of the benefit of the definition of Net Sales or its calculation hereunder.

1.17.1 If one or more Licensed Product(s) or Licensed Service(s) is sold or otherwise transferred by NimbleGen in combination with other products or services (any such combination hereafter referred to as a “Combination”), the Net Sales of each Licensed Product or Licensed Service included in the Combination shall be the greatest of the following:

1.17.1.1 the greatest list price of the Licensed Product or Licensed Service;

1.17.1.2 the aggregate selling price of the Combination multiplied by a fraction, the numerator of which shall be the standard cost for such Licensed Product or Licensed Service and the denominator of which shall be the standard cost for the Combination as determined by U.S. generally accepted accounting principles, consistently applied; or

1.17.1.3 the standard cost of the Licensed Service, multiplied by 150%.

1.17.2 If Licensed Products are provided to, or if Licensed Services are performed for, unaffiliated End Users for non-cash consideration, free of charge, or where no invoice is generated, Net Sales of such Licensed Products or Licensed Services shall be valued by determining the average selling price of similar Licensed Products or Licensed Services performed for unaffiliated End Users for cash.

1.18 “NimbleGen Array Maker” means an instrument incorporating a TI DLP or Functionally Equivalent Device, developed and employed by NimbleGen for the mirror-modulated, light-directed, synthesis of Nucleic Acid Arrays without any use of masks.

1.19 “NimbleGen Hybridizers” means systems or instruments and related computer hardware and associated loading instruments, if any, designed and/or configured to hybridize or incubate Nucleic Acid Arrays.

1.20 “NimbleGen Instruments” means NimbleGen Hybridizers and NimbleGen Scanners; and also means any other instrument designed and/or configured for use with Nucleic Acid Arrays, all to the extent covered by a claim included within the Affymetrix Patent Rights, provided, however, that a NimbleGen Array Maker is not a NimbleGen Instrument.

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1.21 “NimbleGen Patent Rights” means those patent rights arising from all patents and applications filed as of the Effective Date that are: (i) assigned to NimbleGen or its Affiliate, (ii) under an obligation to be assigned to NimbleGen or its Affiliate, or (iii) with respect to which NimbleGen or its Affiliate has a right to grant the covenant specified in Section 2.3 below.

1.22 “NimbleGen Scanners” means systems or instruments designed and/or configured to scan signals from Nucleic Acid Arrays including associated computer hardware and associated loading instruments, if any, designed and/or configured to load or transfer the Nucleic Acid Microarrays for scanning. “Scan” in this context means the operations of instruments, commonly referred to as scanners or readers, involved in reading, imaging, and/or otherwise detecting emissions or other radiations or signals. For clarity, NimbleGen Scanners do not include any system or instrument designed and/or configured to scan arrays made by or for Affymetrix using photolithographic synthesis using masks.

1.23 “NimbleGen Software” means the following types of software to the extent applied to Nucleic Acid Arrays in the Licensed Field: (i) array-design software, (ii) software for image extraction and preliminary analysis (e.g., accepting an image file and an array description file, locating a feature grid, quantifying individual features, and generating values for genetic loci represented on a Nucleic Acid Array), and (iii) software for analyzing data or annotating data points with biological information, all to the extent covered by a claim included within the Affymetrix Patent Rights.

1.24 “Nucleic Acid Array” means an array of DNA oligonucleotide probes synthesized by NimbleGen at defined locations on a single substrate using a NimbleGen Array Maker, to the extent covered by a claim included within the Affymetrix Patent Rights.

1.25 “Nucleic Acid Array Reagents and Assays” means reagents sold and assays used or recommended by NimbleGen for use with Nucleic Acid Arrays whether sold together with Nucleic Acid Arrays, as in a kit, or sold separately, all to the extent covered by a claim included within the Affymetrix Patent Rights.

1.26 “Party/ies” means Affymetrix or NimbleGen, or both together.

1.27 “Prohibited Entity” means and includes, with respect to a particular transaction/event and as of the time of that transaction/event, any entity that: (i) is directly or indirectly involved as an adverse party or by assisting an adverse party in any existing litigation, arbitration, opposition, or other dispute-resolution proceeding in which Affymetrix is an adverse party involving patent rights or licenses; or (ii) either directly or indirectly controls, or directly or indirectly is engaged in, any business that develops, manufactures, markets or sells a microarray that is not licensed by Affymetrix and, as determined by Affymetrix in its sole discretion, infringes any Affymetrix patent; or (iii) sells, or otherwise transfers more than one thousand (1,000) microarrays per year that are not licensed by Affymetrix. Notwithstanding the foregoing, any investment fund the principal business purpose of which is to invest in companies and that is not owned or otherwise controlled, directly or indirectly, by a Prohibited Entity, is not a Prohibited Entity.

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1.28 “Territory” means the world.

1.29 “TI DLP” means the Digital Light Processor made by Texas Instruments, Inc. from time to time.

All other capitalized terms have the meanings assigned to them in the other sections of this Agreement.

2. GRANT OF RIGHTS

2.1 Grant of License To Affymetrix Patent Rights. Subject to the terms and conditions of Section 2.2 and other terms and conditions of this Agreement, Affymetrix grants to NimbleGen and to its Current Affiliates a non-transferable and non-assignable (except as expressly provided in Section 10.7, below), non-sublicensable, non-exclusive, royalty-bearing license for the Term and within the Territory under the Affymetrix Patent Rights. The license is to:

2.1.1 Make Licensed Products and have Licensed Products made by an Approved Supplier (provided, however, that the total number of Features on all Nucleic Acid Arrays made by all of NimbleGen, Current Affiliates, and all Approved Suppliers in any calendar year during the Term does not exceed the Maximum Annual Licensed Number of Features), and make NimbleGen Array Makers but only for the internal use of NimbleGen and Current Affiliates and not for use by, or import, sale, or any other transfer to, any other entity;

2.1.2 Use Licensed Products in the Licensed Field; and

2.1.3 Import, sell and offer for sale directly to End Users, and have-sold through a Distributor directly to End Users, Licensed Products in the Licensed Field and Licensed Services in the Licensed Field.

2.2 Limitations on Grant: For clarity, and notwithstanding any other provision of this Agreement to the contrary, the grant of Section 2.1.1 is limited to making only the Maximum Annual Licensed Number of Features in any calendar year during the Term, and no right or license is granted or may be implied under this Agreement for NimbleGen, its Current Affiliates, Approved Suppliers or any other entity to make any additional Nucleic Acid Arrays after such limitation has been reached in a calendar year. In calculating the Maximum Annual Licensed Number of Features, all Features made by NimbleGen, Current Affiliates, any Approved Supplier, or any combination thereof, shall be included so that the combined total of all such Features shall not exceed the Maximum Annual Licensed Number of Features. No carry-over or credit of numbers of Features is allowed from one calendar year to another. For further clarity, no right or license is granted or may be implied under this agreement, directly or

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indirectly, to any Distributor or Approved Supplier. Also for clarity, and without limiting the foregoing, no right or license is granted or may be implied under this Agreement, directly or indirectly, for any entity to make, use, sell, offer for sale, or import any array made using a photolithographic mask, or any reagent, assay, instrument, or system designed, configured, marketed, or sold for use with an array made using a photolithographic mask.

2.2.1 Label Restrictions. The sale of Licensed Products and Licensed Services shall be subject to contractual restrictions, and accompanied by label restrictions, on use consistent with this Agreement and in conformance with Section 4.5 (and NimbleGen shall feature such restrictions in the same manner and by the same means as NimbleGen features its own terms and conditions of sale and product use), including provisions prohibiting End Users of Licensed Products and Licensed Services from selling, licensing, or otherwise transferring a Database.

2.3 NimbleGen Covenant Not to Sue. NimbleGen agrees that it will not assert NimbleGen Patent Rights against, and covenants not to sue, Affymetrix, its Affiliates, and their successors and assigns with respect to any manufacture or use of an array made by a TI DLP or a Functionally Equivalent Device, but only for Affymetrix’ internal research or development purposes. If NimbleGen assigns ownership of NimbleGen’s Patent Rights to a third party not bound by this covenant not to sue (whether directly or by operation of law), then such assignment shall be subject to this covenant not to sue.

2.4 Good faith negotiations to expand Licensed Field. Upon receipt of the written request of NimbleGen during the Term, Affymetrix shall enter into good faith negotiations with NimbleGen for the purpose of expanding the definition of the Licensed Field to include Diagnostic Uses. Exhibit A is a non-binding term sheet that is intended by the Parties as a non-binding guide to the possible structure of such an expansion, but it is understood and agreed by the Parties that they are not required to adopt either the structure or the terms of Exhibit A. More generally, neither Party is obligated to reach agreement with the other Party with respect to such negotiations, or to continue negotiations beyond a reasonable time, if agreement is not in such Party’s best interest as determined by such Party in its sole discretion, in which case such Party shall not be obligated to provide any reason or explanation to the other Party for its decisions or actions with respect to such negotiations or the ending thereof.

3. RELEASES FOR PAST INFRINGEMENT

3.1 Release By Affymetrix. Effective upon the signing of this Agreement by both Parties and payment by NimbleGen of the consideration specified in Section 5.1, Affymetrix hereby fully and forever releases NimbleGen and its representatives and Affiliates from any claim or cause of action, under any theory of liability known or unknown, fixed or contingent, that Affymetrix may have arising from or relating to Affymetrix Patent Rights up to the Effective Date on account of the manufacture, use, importation, offer for sale, or sale of Licensed Products that would have been licensed hereunder or Licensed Services that would have been licensed hereunder.

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3.2 Release By NimbleGen. Effective upon the signing of this Agreement by both Parties, NimbleGen hereby fully and forever releases Affymetrix and its representatives and Affiliates from any claim or cause of action, under any theory of liability known or unknown, fixed or contingent, that NimbleGen may have arising from or relating to NimbleGen Patent Rights up to the Effective Date on account of the manufacture, use, importation, offer for sale, or sale of arrays, reagents, assays, instruments for use with arrays, and software for use with arrays.

4. OTHER RIGHTS AND OBLIGATIONS

4.1 Prosecution And Maintenance Of Patents. Affymetrix shall not be required under this Agreement to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force, or to provide copies of patent applications to NimbleGen or to disclose any inventions described or claimed in such patent applications.

4.2 Recordation. The Parties shall cooperate to record the license relationship created by this Agreement in any country that requires the recordation of the grant of licenses or rights under patents issued in such county.

4.3 Export Of Technical Data. NimbleGen agrees not to export or re-export, or cause to be exported or re-exported, any technical data received from Affymetrix under this Agreement, or the direct product of such technical data, to any country or person that, under the laws of the United States, are or may be prohibited from receiving such technical data or the direct product thereof.

4.4. No Obligation To Institute Actions Against Third Parties.

4.4.1 Affymetrix shall have no obligation under this Agreement to institute any action or suit against third parties for infringement of any of the Affymetrix Patent Rights or to defend any action or suit brought by a third party which challenges or concerns the validity or enforceability of any of the Affymetrix Patent Rights.

4.4.2 NimbleGen waives, to the fullest extent permitted by applicable law, any right it may have to institute any action or suit against third parties for infringement of any of the Affymetrix Patent Rights.

4.4.3 NimbleGen covenants to Affymetrix that it shall not institute any such action or suit against third parties for infringement of any of the Affymetrix Patent Rights.

4.4.4 NimbleGen shall, at Affymetrix’ expense, cooperate fully with Affymetrix’ reasonable requests of assistance, if Affymetrix decides to defend any action or suit in relation to the validity or enforceability of any of the Affymetrix Patent Rights.

4.5 Marking. NimbleGen will appropriately mark Licensed Products and data provided pursuant to Licensed Services with applicable intellectual property rights notices as may reasonably be provided from time to time by Affymetrix, including the patent numbers of issued patents included in the Affymetrix Patent Rights covering Licensed Products and such data.

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4.6 Notices. NimbleGen shall mark all Licensed Products and Licensed Services (including, without limitation, data) sold and offered for sale with applicable intellectual property rights notices as set forth as follows:

All product literature accompanying Nucleic Acid Arrays, Nucleic Acid Array Reagents and Assays, NimbleGen Instruments, and NimbleGen Software shall include a notice not less restrictive than as follows:

THIS PRODUCT, AND/OR COMPONENTS OF THIS PRODUCT, ARE LICENSED BY AFFYMETRIX UNDER CERTAIN PATENTS OWNED BY AFFYMETRIX. THIS PRODUCT IS LICENSED FOR RESEARCH USE ONLY, AND IS NOT FOR USE IN DIAGNOSTIC PROCEDURES. THIS LIMITED LICENSE PERMITS ONLY THE USE OF THIS PRODUCT FOR RESEARCH PURPOSES. NO OTHER RIGHT, EXPRESS OR IMPLIED, IS CONVEYED BY THE SALE OF THIS PRODUCT. IN PARTICULAR, NO RIGHT TO MAKE, HAVE MADE, OFFER TO SELL, OR SELL MICROARRAYS IS IMPLIED BY THE SALE OR PURCHASE OF THIS PRODUCT. THE PURCHASE OF THIS PRODUCT DOES NOT BY ITSELF CONVEY OR IMPLY THE RIGHT TO USE SUCH PRODUCT IN COMBINATION WITH ANY OTHER PRODUCT(S) WHOSE MANUFACTURE, SALE OR USE IS COVERED BY AN AFFYMETRIX PATENT. NO RIGHT TO MAKE, HAVE MADE, USE, IMPORT, OFFER TO SELL, OR SELL ANY OTHER PRODUCT IN WHICH AFFYMETRIX HAS PATENT RIGHTS (INCLUDING WITHOUT LIMITATION MICROARRAY READERS OR DETECTORS OR SOFTWARE FOR USE WITH MICROARRAY READERS OR DETECTORS) IS IMPLIED BY THE SALE OR PURCHASE OF THIS PRODUCT.

All literature accompanying Licensed Services shall include a notice not less restrictive than as follows:

THIS SERVICE AND THE DATA PROVIDED PURSUANT TO THIS SERVICE ARE LICENSED BY AFFYMETRIX UNDER CERTAIN PATENTS OWNED BY AFFYMETRIX. THIS SERVICE AND THE DATA PROVIDED PURSUANT TO THIS SERVICE ARE LICENSED FOR RESEARCH USE ONLY, AND ARE NOT FOR USE IN DIAGNOSTIC PROCEDURES. THIS LIMITED LICENSE PERMITS THE USE OF THIS DATA FOR YOUR INTERNAL RESEARCH PURPOSES ONLY. NO OTHER RIGHT, EXPRESS OR IMPLIED, IS CONVEYED BY THE SALE OF THIS DATA. IN PARTICULAR, NO RIGHT TO MAKE, HAVE MADE, USE, IMPORT, OFFER TO SELL OR SELL ANY PRODUCT IN WHICH AFFYMETRIX HAS PATENT RIGHTS (INCLUDING, WITHOUT LIMITATION, MICROARRAYS, MICROARRAY READERS OR DETECTORS, AND SOFTWARE FOR USE WITH MICROARRAY READERS OR DETECTORS) IS IMPLIED BY THE PURCHASE OF THIS DATA. THE PURCHASE OF THIS DATA DOES NOT BY ITSELF CONVEY OR IMPLY THE RIGHT TO USE SUCH DATA IN COMBINATION WITH ANY OTHER PRODUCT(S) WHOSE MANUFACTURE, SALE OR USE IS COVERED BY AN AFFYMETRIX PATENT.

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4.7 NimbleGen To Cooperate In Preventing Infringement of Affymetrix Patent Rights. NimbleGen agrees to provide prompt notice of any material infringement of Affymetrix Patent Rights by any End User that comes to NimbleGen’s attention and to take such reasonable action to assist Affymetrix to halt such third-party infringement as may be requested by Affymetrix. NimbleGen agrees that (and agrees that its contracts with its third parties shall provide that) to the extent that Affymetrix determines in its reasonably exercised discretion that NimbleGen’s Licensed Products or Licensed Services contribute to or induce such infringement, and if requested by Affymetrix, NimbleGen will not provide such Licensed Products or Licensed Services to such third party until such time as such third party ceases such infringement.

5. LICENSE FEES AND ROYALTIES

5.1 Past-Royalty and Upfront Fee. NimbleGen shall pay to Affymetrix a one time, non-refundable, past-royalty and up-front fee that is not creditable toward any other amount payable by NimbleGen hereunder and that vests as of the Effective Date, of Nine Million Eight Hundred Thousand US Dollars ($9,800,000.00). This fee is payable in two installments as follows: a first installment of Four Million Five Hundred Thousand US Dollars ($4,500,000.00) to be paid no later than thirty (30) days after the Effective Date; and a second installment of Five Million Three Hundred Thousand US Dollars ($5,300,000.00) to be paid no later than eighteen (18) months after the Effective Date or ninety (90) days after the close of NimbleGen’s initial public offering and the receipt of proceeds therefrom, whichever occurs first.

5.2 Feature Limitation Extension Fee. At any time during the Term, NimbleGen may increase the Maximum Annual Licensed Number of Features to a number as specified below in Subsections 5.2.1 and 5.2.2 contingent on payment in full of the following Feature Limitation Extension Fees, neither of which is creditable toward any other amount payable by NimbleGen hereunder:

5.2.1 to increase the Maximum Annual Licensed Number of Features by Two Hundred Billion (0.2E12, or 200,000,000,000) to a value of One Trillion Eight Hundred Billion (1.8 E12, or 1,800,000,000,000), a fee of One Million US Dollars ($1,000,000.00); and

5.2.2 to further increase the Maximum Annual Licensed Number of Features by an additional Two Hundred Billion (0.2E12, or 200,000,000,000) to a value of Two Trillion (2.0 E12, or 2,000,000,000,000), a fee of an additional One Million US Dollars ($1,000,000.00).

5.3 Assignment Fee. Upon an initial assignment and again upon any subsequent assignment undertaken in accordance with Subsection 10.7.1, the following fees (none of which are creditable toward any other amount payable by NimbleGen hereunder) shall be payable in accordance with that Subsection and in the following amounts:

5.3.1 If the market capitalization of the proposed assignee (including any Affiliate of such assignee) at the time of execution of the proposed assignment is less than One Billion US Dollars ($1,000,000,000.00), the Assignment Fee is One Million US Dollars ($1,000,000.00);

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5.3.2 If the market capitalization of the proposed assignee (including any Affiliate of such assignee) at the time of execution of the proposed assignment is equal to or greater than One Billion US Dollars ($1,000,000,000.00) and less than Three Billion US Dollars ($3,000,000,000.00), the Assignment Fee is Three Million US Dollars ($3,000,000.00);

5.3.3 If the market capitalization of the proposed assignee (including any Affiliate of such assignee) at the time of execution of the proposed assignment is equal to or greater than Three Billion US Dollars ($3,000,000,000.00) and less than Six Billion US Dollars ($6,000,000,000.00), the Assignment Fee is Five Million US Dollars ($5,000,000.00); and

5.3.4 If the market capitalization of the proposed assignee (including any Affiliate of such assignee) at the time of execution of the proposed assignment is equal to or greater than Six Billion US Dollars ($6,000,000,000.00), the Assignment Fee is Seven Million Five Hundred Thousand US Dollars ($7,500,000.00).

5.3.5 For clarity, multiple assignments (i.e., from NimbleGen to a first assignee, from the first assignee to a second assignee, and so on) are permitted provided that the appropriate fee as determined by this Subsection 5.3 is paid with respect to each such assignment and all of the terms and conditions of Subsection 10.7.1 are satisfied as to each such assignment.

5.4 Annual Royalty. At the time and in the manner hereinafter provided, NimbleGen shall pay to Affymetrix an annual royalty of the greater of the following:

5.4.1 a minimum annual royalty of Seven Hundred Fifty Thousand US Dollars ($750,000.00) for each calendar year (and a pro-rated amount for the period between the Effective Date and the end of the calendar year in which the Effective Date falls that is payable at the same time as the first full year minimum annual payment) payable annually in arrears (i.e., no later than forty-five (45) days following the end of such calendar year) and creditable only against running royalties pursuant to Subsection 5.4.2 in the respective calendar year only (i.e., no carry over or credit for prior or subsequent calendar years);

or

5.4.2 a running royalty on Licensed Products and Licensed Services as follows:

5.4.2.1 For NimbleGen Software and NimbleGen Instruments: [*] of Net Sales.

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5.4.2.2 For Nucleic Acid Arrays, and Nucleic Acid Array Reagents and Assays: [*] of Net Sales, provided that the following discounts apply:

5.4.2.2.1 for Nucleic Acid Arrays and Nucleic Acid Array Reagents and Assays made for that part of any calendar year in which the total number of Features in all Nucleic Acid Arrays made have not exceeded One Hundred Billion (100,000,000,000, or 1.0E+11), a discount of [*] applies so that the royalty applied on the Net Sales of such Nucleic Acid Arrays and Nucleic Acid Array Reagents and Assays shall be [*]; and

5.4.2.2.2 for Nucleic Acid Arrays and Nucleic Acid Array Reagents and Assays made for that part of any calendar year in which the total number of features in all Nucleic Acid Arrays made exceed One Hundred Billion (100,000,000,000, or 1.0E+11), but have not exceeded Four Hundred Billion (400,000,000,000, or 4.0E+11), a discount of [*] applies to this incremental group so that the royalty applied on the Net Sales of such Nucleic Acid Arrays and Nucleic Acid Array Reagents and Assays in this incremental group shall be [*].

5.4.2.2.3 For purposes of determining the royalty rate under this Subsection 5.4.2.2, and for determining the Maximum Annual Licensed Number of Features, a Nucleic Acid Array used by NimbleGen a multiple “m” times shall count as a number “m” Nucleic Acid Arrays such that the number of Features associated with such a multiple-use array shall be the number of Features on such array times “m.”

5.4.2.3 for Licensed Services, the greater of:

5.4.2.3.1 [*] of Net Sales based on the total service to the End User; or

5.4.2.3.2 [*] of the royalty that would have been due under this Agreement on each Nucleic Acid Array used in the Licensed Services if the Nucleic Acid Array had been sold to an End User.

[*]

5.5 Currency Conversion. With respect to any revenues received in currencies other than U.S. Dollars, all amounts shall be converted into U.S. Dollars in accordance with U.S. generally accepted accounting principles, consistently applied, and in accordance with the normal bookkeeping practice of NimbleGen and reported in U.S. Dollars.

6. RECORDS, ACCOUNTS AND PAYMENTS

6.1 Estimate and Payment Of Royalties. The royalties payable by NimbleGen to Affymetrix as provided in Subsection 5.4 shall be paid within forty-five (45) days after the end of each calendar quarter for NimbleGen’s operations for such calendar quarter. NimbleGen will at the same time deliver to Affymetrix a certified statement signed by one of NimbleGen’s officers, on forms that are provided therefore by Affymetrix (a current version of which is attached as Exhibit B), accounting for royalties payable under Subsection 5.4, or showing that no royalty is payable under such Subsection.

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6.2 Currency. All payments by NimbleGen hereunder shall be made in United States Dollars in the form of a check sent to Affymetrix as provided in Article 9, or by wire transfer to a bank designated by Affymetrix, and shall be made in the full amounts as herein specified; provided that deduction may be made from such payments by NimbleGen for income or similar taxes actually levied or assessed upon such payments by any foreign government which are lawfully required to be withheld and paid by NimbleGen and which are paid by NimbleGen on behalf of Affymetrix to the proper taxing authority. Proof of payment shall promptly be secured and sent to Affymetrix as evidence of such payment in such form as required by the tax authorities having jurisdiction over NimbleGen. Affymetrix shall have the right at any time or from time to time to contest by appropriate proceedings the validity or amount of any such income tax withheld. If so requested by Affymetrix, NimbleGen will make such payments under protest, and, on behalf and at the expense of Affymetrix, take such other action and render all reasonable assistance that may be required by Affymetrix in the prosecution of any such proceedings. NimbleGen will obtain and forward to Affymetrix tax credit receipts or vouchers for all income taxes thus withheld and paid by NimbleGen. As used in this paragraph, “income tax” shall mean a tax on income imposed by a country other than the United States of America or by any possession or territory of the United States of America, on account of the receipt of royalties or fees payable under this Agreement, for which a foreign tax credit is allowed by the Government of the United States of America.

6.3 Late Payment. If one or more of the payments required to be made herein is not made by its due date, and if such payment or payments, plus interest, is not made prior to forty five (45) days after written notice from Affymetrix of such delinquency, then Affymetrix may, at its sole option, terminate this Agreement on the fifteenth (15th) business day after written notice is given to NimbleGen by certified mail, return receipt requested that it intends to terminate this Agreement. All late payments shall bear interest at the rate of one percent (1.0%) per month or the prime rate as published in The Wall Street Journal on the first business day of the month in which the payment should have been made, whichever is greater, unless the maximum amount allowed by law is lower, in which case all late payments shall bear interest at the maximum permitted rate.

6.4 Bookkeeping. In keeping with established bookkeeping and accounting practices, NimbleGen shall maintain, for a period of four (4) years following the end of the calendar year in which any royalties are payable, appropriate books and records fully adequate to show the Net Sales and the full amount of royalty payable under this Agreement, including, but not limited to, books, records and electronic files showing each sale, lease, or other transfer of Licensed Products or Licensed Services, the net invoice price for that sale, lease, or other transfer, as appropriate.

6.5 Audit. Affymetrix shall have the right, but not to exceed once per calendar year, during regular business hours and upon ten (10) days’ notice, to have a nationally recognized auditing firm make such examination of NimbleGen’s records and books of

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account that are then required under Subsection 6.4 to be maintained with respect to any calendar year as is necessary to verify the Net Sales in such calendar year and the royalties payable with respect thereto. In the event that such examination reveals a discrepancy between the royalties payable hereunder and the royalties actually paid, all such additional royalties, together with interest from the date when such additional royalties would have been due, shall be paid to Affymetrix within thirty (30) days of written notice from Affymetrix of such discrepancy. Any such audit shall be at Affymetrix’ sole expense; provided that in the event that a deficiency of more than five percent (5%) is discovered, the audit shall be at NimbleGen’s expense. Books and records pertaining to any given calendar year may be examined by the auditing firm only once unless a discrepancy of more than five percent (5%) is discovered. The auditing firm conducting the examination shall be under appropriate obligations of confidentiality to all Parties such that, (a) if no discrepancy is found between royalties payable and actually paid for a given calendar year, the auditing firm shall report that and nothing else to Affymetrix, (b) if a discrepancy in favor of Affymetrix is found between royalties payable and actually paid, the auditing firm shall report the amount of the discrepancy and only those particulars necessary for inclusion in the notice previously mentioned in this Section 6, if a discrepancy in favor of NimbleGen is found between royalties payable and actually paid, the auditing firm shall report the amount of the discrepancy and only those particulars necessary for the understanding of Affymetrix and NimbleGen of the nature of the overpayment, and Affymetrix shall reimburse NimbleGen within thirty (30) days of the date of the report of the auditing firm, (c) in no event shall the auditing firm reveal to any Party any information it may gain during the course of the examination other than as previously stated, and (d) in no event shall the auditing firm reveal to any third party any information it may gain during the course of the examination.

7. REPRESENTATIONS AND WARRANTIES; LIMITATION ON LIABILITY; INDEMNITY

7.1 Representation and Warranty. Each Party represents and warrants that it has the full right and power to grant the licenses, covenants, and releases set forth herein and that there are no outstanding agreements, assignments or encumbrances inconsistent with the provisions of this Agreement. Neither Party makes any other representations or warranties, express or implied, nor does either Party assume any liability in respect of any infringement of patents or other rights of third parties owing to the other Party’s operation under the license herein granted.

7.2 Validity and Scope of Affymetrix Patent Rights or NimbleGen Patent Rights. Nothing contained in this Agreement shall be construed as a warranty or representation by Affymetrix as to the validity or scope of any of the Affymetrix Patent Rights or as a warranty or representation by NimbleGen as to the validity or scope of any of the NimbleGen Patent Rights.

7.3 No Other Representations or Warranties. ALL SUBJECT MATTER LICENSED HEREUNDER IS LICENSED OR OTHERWISE PROVIDED ON AN “AS IS” BASIS. EXCEPT AS PROVIDED IN SECTION 7.1, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE

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IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NOR DOES EITHER PARTY ASSUME ANY LIABILITY IN RESPECT OF ANY INFRINGEMENT OF PATENTS OR OTHER RIGHTS OF THIRD PARTIES DUE TO THE OTHER PARTY’S OPERATION UNDER THE LICENSES HEREIN GRANTED.

7.4 Limitation on Liability. NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, PUNITIVE, INDIRECT OR INCIDENTAL DAMAGES, LOST SAVINGS, LOST REVENUE, LOST PROFITS OR OTHER CONSEQUENTIAL DAMAGES OF THE OTHER PARTY, REGARDLESS OF THE FORM OF ACTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.5 Indemnity by NimbleGen. NimbleGen shall indemnify and hold harmless Affymetrix and Affymetrix’ employees, directors, agents, representatives and Affiliates (collectively, the “Indemnitees”) from and against any and all claims and proceedings by third parties based upon or arising out of the exercise of NimbleGen’s rights or obligations under this Agreement and all losses, damages, liabilities, and costs (including legal costs) incidental to or resulting from any such claim or proceeding. Affymetrix shall give prompt notice of any claim or proceeding to NimbleGen to permit it to assume the defense thereof, and if it does so, NimbleGen shall not be liable for any legal costs of defense thereafter incurred by any Indemnitee.

8. TERM AND TERMINATION

8.1 Term. Unless earlier terminated as provided below, this Agreement shall remain in full force and effect for the “Term,” which means the period beginning on the Effective Date and ending on the expiration of the last-to-expire licensed Affymetrix Patent Rights. A license granted pursuant to this Agreement with respect to any patent shall terminate on the date that such patent expires or is declared invalid or unenforceable by a final, unappealable order of a court or other government agency of competent jurisdiction.

8.2 Termination for Material Breach. If NimbleGen is in material breach of its obligations hereunder and Affymetrix provides written notice to NimbleGen specifying the nature of such breach, NimbleGen shall use its reasonable best efforts to either cure such breach or produce a plan for such cure (if such breach is curable) reasonably acceptable to Affymetrix within sixty (60) days after such written notice. If NimbleGen fails to comply with its obligation under the preceding sentence or fails to comply with any such reasonably acceptable plan, Affymetrix shall have the right to terminate this Agreement or any licenses granted to NimbleGen hereunder by giving written notice of termination to NimbleGen.

8.3 Termination for Other Events Of Default. If NimbleGen ceases to do business in the ordinary course, becomes insolvent, is dissolved or liquidated, files or has filed against it a petition in bankruptcy, reorganization, dissolution or liquidation or similar action filed by or against it, is adjudicated as bankrupt, or has a receiver appointed for its business then NimbleGen shall promptly

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notify Affymetrix in writing that such event has occurred. If any default as specified in the previous sentence is not cured, or an acceptable plan for such cure is not proposed within sixty (60) days after written notice from NimbleGen specifying the nature of the default, Affymetrix shall have the right to terminate this Agreement and/or the licenses granted hereunder by giving written notice of termination to NimbleGen.

8.4 Termination for Challenge to Affymetrix Patent Rights. If NimbleGen directly or indirectly challenges or assists a third party in challenging the validity or enforceability of Affymetrix Patent Rights or Affymetrix’ title thereto, then Affymetrix shall have the right to terminate this Agreement and/or the licenses granted hereunder by giving written notice of termination to NimbleGen. The section shall not apply to the Interferences currently pending before the Board of Patent Appeals and Interferences at the U.S. Patent Office under the numbers and captions: 105,445 (Garner v. Quate), 105,446 (Quate v. Cerrina) or 105,455 (Garner v. Quate), or other proceedings between a patent or application naming Quate and one naming either Cerrina or Garner, or any proceeding between Cerrina or Garner and any other patent or application.

8.5 Rights After Termination or Expiration of this Agreement. No termination or expiration of this Agreement or any license granted hereunder shall relieve NimbleGen of any obligation or liability accrued hereunder prior to such termination including, without limitation, NimbleGen’s obligations pursuant to Articles 5 and 6 to pay royalties, deliver statements, and maintain books and records under this Agreement accrued prior to such termination. Furthermore, no termination of this Agreement shall in any way affect Affymetrix’ rights under Section 6.5.

9. COMMUNICATIONS

9.1 Notices. Any notice or other communication required or permitted to be made or given to either Party pursuant to this Agreement shall be sent to such Party by courier or by registered airmail (except that registered or certified mail may be used where delivery is in the same country as mailing), postage prepaid, or by facsimile transmission, addressed to it at its address set forth below, or to such other address as it shall designate by written notice given to the other Party, and shall be deemed to have been made or given on the date of receipt. The addresses are as follows:

For mailing to Affymetrix:

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, California 95051

Attn: General Counsel

For facsimile transmission to Affymetrix:

(408) 731-5394, attn: General Counsel

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For mailing to NimbleGen:

NimbleGen Systems, Inc.

One Science Court

Madison, Wisconsin 53711

Attn: CEO and CFO

For facsimile transmission to NimbleGen:

(608) 218-7601, attn: CEO and CFO

In addition, a courtesy copy may, at Affymetrix’ sole discretion, be sent to

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

Fax: (414) 273-5198

Attn: Kenneth Hunt

10. MISCELLANEOUS

10.1 Use of Trademarks. Nothing in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any trademark, name, trade name, or other designation of either Party without the express written approval of the other Party.

10.2 Confidentiality; Publicity. The Parties agree that each will retain the terms and the existence of this Agreement, and any confidential information received by either Party pursuant to or under this Agreement, in strict confidence, except as may be required by applicable law or by regulatory agencies or courts (including in connection with any court filings required to enforce the terms of this Agreement) in NimbleGen’s reasonable judgment or as otherwise expressly provided in subsection 10.2.1, and will then use all reasonable precautions to maintain the terms of this Agreement confidential. The obligation under this Section 10.2 to maintain the confidentiality of this Agreement and its terms will cease to apply to information that becomes generally available to or known by the public, provided that a Party will remain liable for any breach of this Section 10.2 directly or indirectly resulting in the information becoming generally available to or known by the public. NimbleGen may disclose the terms and existence of this Agreement to those persons to whom or which it is contractually obligated to make such disclosures in connection with NimbleGen’s disclosure of such information to its Board of Directors; provided, that NimbleGen shall use all reasonable efforts to obtain assurance from such persons to whom or which it makes any such disclosure that they will keep such information confidential to the same extent as they are required to keep NimbleGen’s information confidential and will use such information solely for purposes of evaluating and monitoring its investment in NimbleGen.

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10.2.1 Exceptions.

(a) The Parties agree to jointly draft and issue, in the name of one or both parties, a mutually acceptable press release within thirty (30) days after the Effective Date. Neither Party shall issue any such release without prior written consent of the other. Any information included in a mutually accepted press release is deemed after such release not to be information subject to the provisions of Section 10.2.

(b) Subject to the following conditions, either Party may disclose the terms and conditions of this Agreement to any bona fide potential acquirer of or potential party to an acquisition by or joint venture or strategic license arrangement with, or potential investor in or lender to, the Party disclosing the information with respect to a transaction as to which the terms of this Agreement are reasonably material, and that acquirer’s, party’s, investor’s, or lender’s legal counsel, financial advisor and accounting firm (all of the third parties specified in this sentence are hereafter referred to collectively as the “Recipients”). The conditions under which disclosure may be made are:

(i) the non-disclosing Party may request, and the disclosing Party shall implement, redactions to the Agreement that are reasonably not material to the disclosure;

(ii) prior to the disclosure, each Recipient shall execute a reasonable and customary confidentiality agreement, on behalf of itself and its representatives, agreeing to maintain the confidential nature of the disclosure in perpetuity and to utilize the information solely for purposes of internal diligence with respect to the proposed transaction; and

(iii) the Recipients shall have the right to review the Agreement in person at premises under the control of the disclosing Party but will not be provided with or permitted to make a copy or written record of the Agreement or excerpts thereof for removal from such premises (either electronically or via photocopier, telecopy, or in any other manner).

(c) Either Party may disclose this Agreement to its legal counsel, financial advisors and its auditors, provided that such counsel and auditors are advised of the confidential nature of this Agreement prior to such disclosure.

10.3 Bankruptcy Code Considerations. The Parties agree that this Agreement is an “executory contract” (involving continuing executory obligations of Affymetrix and NimbleGen to provide licenses of intellectual property and continuing executory obligations of NimbleGen to pay royalties hereunder), under which each Party is a “licensor of a right to intellectual property”, and that this Agreement is governed under 11 U.S.C. § 365(n) of the United States Bankruptcy Code (“Bankruptcy Code”).

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10.4 Binding Agreement. This Agreement shall not be binding upon the Parties until it has been signed herein below by or on behalf of each Party, in which event it shall be effective as of the Effective Date.

10.5 Equitable Relief. The Parties acknowledge that damages would be an inadequate remedy for any material breach of the confidentiality provisions of this Agreement. Therefore, each Party agrees that the confidentiality obligations hereunder may be specifically enforceable and that each Party shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining the other Party from committing any such violations of the provisions of this Agreement.

10.6 Severability. If any provision in any Article of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such Article in every other respect and of the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the Parties. In such case, the invalid/illegal/unenforceable provision shall be replaced by an appropriate provision, which to the extent legally possible, comes closest to the Parties’ intent of what the Parties would have agreed on, had they been aware of the invalidity/illegality/ unenforceability, in order to meet the spirit and purpose of this Agreement. However, if the intent of the Parties cannot be preserved, this Agreement shall be terminable by the Party in whose favor the invalid/illegal/unenforceable provision runs.

10.7 Assignment.

10.7.1 The rights and license granted by Affymetrix in this Agreement, including without limitation the patent license rights granted to NimbleGen and its Current Affiliates under Article 2 and related provisions (“Patent License”) are personal to NimbleGen and its Current Affiliates (and do not, for example, extend to any other NimbleGen Affiliate). Neither such rights and license, nor this Agreement, are assignable or otherwise transferable directly, by operation of law, or otherwise, except with the prior written consent of Affymetrix. Such prior written consent shall be deemed to have been given as to an assignee proposed by NimbleGen provided that such assignee, on the date that the assignment becomes effective, is licensed by Affymetrix to make, use, and sell arrays of nucleic acids in the Licensed Field. Notwithstanding any other provision of this Agreement to the contrary, such proposed assignee that is so licensed by Affymetrix shall not be considered a Prohibited Entity. Either NimbleGen or the assignee consented to or deemed to have been consented to by Affymetrix shall pay to Affymetrix, as a condition precedent to such consent, an Assignment Fee as provided in Subsection 5.3. The assignment shall provide that it does not become effective unless and until the Assignment Fee and any unpaid fees or royalties as provided in this Agreement that are past due have been paid in full. Notwithstanding any other provision of this Agreement, any purported assignment or transfer of the Agreement or the Patent License or other rights granted under the Agreement, except with the prior written consent of Affymetrix, shall be null and void. In Exhibit C, Affymetrix hereby provides a mechanism to allow NimbleGen to ask a potential acquiring entity whether they are licensed to Affymetrix Patent Rights as it may be relevant under this Agreement. The mechanism is provided so that the entity is released from any potential duty of confidentiality they may have to Affymetrix under their own license. Exhibit C is a model letter that can be used by NimbleGen to be provided to the entity.

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10.7.2 Except with the prior written consent of Affymetrix, the Patent License shall be terminable by written notice by and at the discretion of Affymetrix upon (i) the acquisition by NimbleGen or any NimbleGen Affiliate, by merger, acquisition of assets or otherwise, of a direct or indirect Controlling interest in any Prohibited Entity ; or (ii) the acquisition by any Prohibited Entity, by merger, acquisition of assets or otherwise, of a direct or indirect Controlling interest in NimbleGen or any NimbleGen Affiliate.

10.7.3 Except with the prior written consent of Affymetrix, and independently of whether any Change of Control has occurred, the Patent License shall be terminable by written notice by and at the discretion of Affymetrix upon any transaction or event or series of transactions or events –including without limitation any sale or transfer of the outstanding shares of capital stock of NimbleGen or the merger or consolidation of NimbleGen with another person or entity – as a result of which one or more Prohibited Entities acting in concert hold in aggregate, directly or indirectly, beneficial ownership (determined in accordance with Exchange Act Rule 13d-3 as in effect as of the Effective Date) of more than fifty percent (50%) of the then outstanding shares of common stock of NimbleGen or voting securities representing more than fifty percent (50%) of the combined voting power of NimbleGen’s then outstanding voting securities entitled to vote generally in the election of directors (or other managing authority) of NimbleGen or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction or event.

10.7.4 For clarity and notwithstanding any term or implication herein to the contrary, (i) the prior written consent of Affymetrix shall not be required under Subsection 10.7.1 (and no Assignment Fee shall be payable hereunder) in the case of the assignment or other transfer directly, by operation of law, or otherwise, of the rights and license granted by Affymetrix in this Agreement to an entity whose owners, following such assignment or other transfer, are virtually identical and hold virtually the same proportional ownership interest and voting control in and of such entity as that held by NimbleGen’s shareholders in and of NimbleGen immediately prior to such assignment or other transfer, (ii) the Patent License shall not be terminable under Subsection 10.7.2 in the case of a transaction whereupon the following person becomes an entity that directly or indirectly Controls NimbleGen, and, with respect to any particular transaction, a “Prohibited Entity” shall not mean or include any such person described as follows: an entity whose owners, following such transaction, are virtually identical and hold virtually the same proportional ownership interest and voting control in and of such entity as that held by NimbleGen’s shareholders in and of NimbleGen immediately prior to such transaction.

10.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

10.9 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by

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the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.10 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

10.11 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws provisions thereof that would require the application of the law of any other jurisdiction, and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Affymetrix reserves the right to bring any action relating to infringement of the Affymetrix Patent Rights in any United States District Court, and NimbleGen hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action which is brought in any such court has been brought in an inconvenient forum. Any other dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity hereof or thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by final and binding arbitration in the San Francisco, California Bay Area if NimbleGen initiates the arbitration, and in Chicago, Illinois if Affymetrix initiates the arbitration (except for an action for interim equitable relief otherwise permitted under this Agreement and/or unless otherwise agreed by the Parties), before a sole arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS (or its successor) pursuant to its Comprehensive Arbitration Rules and Procedures; provided, however, if the Parties mutually elect, the arbitration can be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures instead of its Comprehensive Arbitration Rules and Procedures. The arbitrator’s decision shall be reduced to writing, signed by the arbitrator, and mailed to each of the Parties and their legal counsel. All decisions of the arbitrator shall be final, binding and conclusive on the Parties. The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator’s judgment. Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof. The Parties will pay their own costs (including, without limitation, attorneys fees) and expenses in connection with such arbitration. Notwithstanding the foregoing, the Parties acknowledge that each Party’s performance under this Agreement is unique and may not be easily or readily performed by another party and hereby agree that specific performance may be considered by the arbitrator as a resolution to any dispute.

10.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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10.13 No Implied Rights. Except as explicitly and unambiguously stated herein, nothing herein shall be construed as granting or implying, by estoppel or otherwise, to either Party any right or license under the intellectual property rights of the other Party.

10.14 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. No provision of this Agreement is intended to confer upon any person other than the Parties any rights or remedies hereunder.

10.15 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

10.16 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

10.17 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have respectively caused this Agreement to be executed on the dates hereinafter indicated.

AFFYMETRIX, INC.

By:	/s/Barbara Caulfield
Title:	Exec. V.P. and General Counsel

Date:	27 Sept 2006

NIMBLEGEN SYSTEMS INC.

By:	David S. Snyder
/s/David S. Snyder
Chief Financial Officer

Date:	September 26, 2006

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Exhibit A – Exemplary, Non-binding Term Sheet

Expansion of Commercial Use License

from Affymetrix, Inc. to NimbleGen Effective – September 26, 2006

(“the Research Agreement”)

This term sheet shall not create any legally binding obligation of the parties and neither party will be legally bound unless and until the parties have entered into mutually acceptable, finally written, definitive agreements containing appropriate terms and conditions satisfactory to both parties. Other than the confidentiality provisions relating hereto, no past or future action, course of conduct, or failure to act relating to the proposed transaction or negotiation of the terms thereof or any definitive agreement will give rise to, or serve as a basis for any obligation or other liability on the part of either of the parties.

Affymetrix proposes to expand the definition of Licensed Field as specified in the Research Agreement, subject to agreement on changes to other terms or additions of new terms including (but expressly not limited to) the following:

Licensed Field

•      The Licensed Field is expanded to include Diagnostic Use. For clarity, the Licensed Field does not include any Applied Genomics Use.

•     “Applied Genomics Use,” means all non-research uses other than a Diagnostic Use. Non-limiting examples of Applied Genomics Uses include forensic testing, paternity testing, agricultural/food testing, and non-human diagnostics and testing. For clarity, research aimed at developing or evaluating such uses is a Research Use and thus not an Applied Genomics Use.

•     “Diagnostic Use” means use in a clinical setting where data from an individual human sample is given to such individual or the individual’s care giver for the purposes of screening, determining predisposition, diagnosis, classification, determining prognosis, determining drug efficacy or safety, monitoring therapy, or any other use requiring clearance, approval, or registration with the FDA or any similar regulatory body including any EU Notified Body.

Additional Up-Front and Past-Due Fees for Addition of Dx Field	Two plans for payment of Up-Front and Past-due Fees are proposed for inclusion in the Agreement. Plan #1 involves payment of the Fees over a period of 6 years. Plan #2 involves accelerated payment of the Fees over a period of 3 years. NimbleGen may elect to include in the Agreement either Plan #1 or Plan #2. Fees are payable annually in advance and are not creditable against royalties or any other amounts payable under the Agreement.

Plan #1 (in $M):	Yr1	Yr2	Yr3	Yr4	Yr5	Yr6
Fees	3.5	5.0	6.5	8	8	8

Plan #2 (in $M):	Yr1	Yr2	Yr3	Yr4	Yr5	Yr6
Fees	11.0	13.0	0	0	0	0

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Additional Assignment Fee for Addition of Dx Field	An Assignment Fee, if there is mutual agreement that assignments shall be permitted, shall be based on the market capitalization of the proposed assignee (including any Affiliate of the assignee) at the time of execution of the proposed assignment as follows:

	Market Cap	< $	1B	$1B-$3B	$3B-$6B	>$	6B

	Assignment Fee		$2.5M	$7.5M	$12.5M		$18.75M

Additional Annual Minimum Royalty for Addition of Dx Field	$1M per year, one-half payable in advance and the remainder payable in arrears, fully creditable for the applicable calendar year only

Terms of this proposal expire April 2, 2007

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Exhibit B – Form of Royalty Statement

Royalty Reporting Schedule of NimbleGen for Quarter ending (mm/dd/yyyy) Pursuant to License Agreement with Affymetrix dated September 26, 2006

Product Name	Product Type (e.g., array, software, scanner, etc.)	# Units Sold	# Features Made (applicable to arrays only)	Net Sales	Royalty Rate Applied	Royalty Due

Total Due

Less Prepayments

Net Total Due

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Exhibit C – Model Letter

To Whom it may concern:

Affymetrix and NimbleGen have an Agreement regarding a patent license to Affymetrix patents and under certain circumstances it is relevant whether a potential acquiring entity is a licensee to the Affymetrix patents. However, in other agreements between Affymetrix and licensees, there is a duty of confidentiality that protects the existence of any license. Therefore, Affymetrix hereby consents in advance to the disclosure of the existence of an Affymetrix patent license by the potential acquiring entity for the limited purpose of allowing the entity to inform NimbleGen if they are a current licensee to the Affymetrix patents. Both NimbleGen and the disclosing entity agree that any such disclosure under this letter shall be kept confidential.

For Affymetrix

Dated:

Name and title

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